SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



Name:    Unified Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                          431 North Pennsylvania Street
                           Indianapolis, Indiana 46206

Telephone Number (including area code):   (317) 634-3301

Name and Address of Agent for Service of Process:

                               Timothy L. Ashburn
                          431 North Pennsylvania Street
                           Indianapolis, Indiana 46204
                            Telephone: (317) 917-7000

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Indianapolis and the State of Indiana on the 18 day of October 2002.

                                    Unified Series Trust


                                    By:              /s/
                                      ------------------------------------------
                                    Timothy L. Ashburn, President and Secretary
Attest:
/s/
---------------------------------
Thomas G. Napurano, Treasurer and
    Chief Financial Officer